Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES FOURTH QUARTER

AND FULL YEAR 2015 RESULTS

Achieves Record Revenue For Both Quarter and Year

EDGEWOOD, N.Y. – March 28, 2016 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE MKT: CVU) today reported fourth-quarter and full-year 2015 financial results.

Full Year 2015 versus Full Year 2014

●	Revenue increased to $100.2 million from $39.7 million;

●	Gross profit (loss) was $16.6 million compared to $(29.7) million;

●	Pre-tax income (loss) was $8.0 million compared to $(37.7) million;

●	Net income (loss) was $5.0 million compared to $(25.2) million;

●	Earnings per diluted share were $0.58 per diluted share compared to $(2.98) per diluted share;

●	Defense backlog increases 9% to $276.9 million from $254.8 million at end of 2014.

Fourth Quarter 2015 versus Fourth Quarter 2014

●	Revenue increased 57% to $31.6 million from $20.1 million;

●	Gross profit of $3.6 million compared to $4.3 million;

●	Pre-tax income of $1.6 million compared to $2.1 million;

●	Net income of $0.7 million compared to $1.7 million; and

●	Earnings per diluted share of $0.08 compared to $0.20.

Douglas McCrosson, president and chief executive officer, stated, “Revenue growth in the fourth quarter was driven by multi-year defense contracts awarded in 2014 and especially the E-2D/C-2A Outer Wing Panel kits program. Due to customer requirements, certain E-2D/C-2A program activities originally scheduled for 2016 were accomplished in the fourth quarter of 2015, thereby generating revenue above our forecast for the year. In addition, we recognized revenue from Northrop Grumman as part of a supply chain management services contract related to the multi-year contract award to supply wing components for our Japanese E-2D Advanced Hawkeye contract announced subsequent to the close of the fourth quarter.

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March 28, 2016

“The net income for the quarter, however, was adversely impacted by a delay in concluding negotiations for equitable relief we requested in accordance with our A-10 Wing Replacement Program (WRP). Nevertheless, because the proposed 2017 defense budget released in February calls for a delay in the A-10’s retirement, we believe it is very likely that the U.S. Air Force will issue new requirements to re-wing additional aircraft and believe that this will be a net positive for CPI Aero. The remainder of the current A-10 WRP contract is expected to be a net provider of cash and we remain optimistic that we will be able to re-launch the program on favorable terms in 2016.”

Continued Mr. McCrosson, “I am pleased with our execution in 2015 and believe that our performance confirms the strategic and operational choices we made in 2014 to place greater focus on defense opportunities, expand and diversify our revenue base and operate with the strategic and financial discipline to drive growth to our top and bottom lines. We enter fiscal 2016 with greater defense spending certainty following the signing of the 2016 Omnibus Appropriations bill. Based on early indications, the proposed 2017 defense budget provides additional optimism for the sector and indicates support for several defense programs key to CPI Aero. With the U.S. Department of Defense once again in growth mode and geo-political situations serving as drivers of defense spending, we anticipate opportunities to expand our footprint in current programs and are concurrently increasing our business development efforts to new programs. In particular, we are well positioned for growth with our maintenance, repair and overhaul -related programs as airframes log more flight-hours. We are also seeing increased demand from international customers for U.S.-manufactured systems, as evidenced by the recent sale of Northrop Grumman E-2D Advanced Hawkeyes to Japan. Finally, we are seeing significant interest from manufacturers of pod-based intelligence, surveillance and reconnaissance systems for both domestic and foreign applications.

“As we begin to benefit from these tailwinds in the marketplace, subsequent to the close of the year we announced a new credit facility that provides us with additional liquidity and flexibility to capture opportunities ahead of us,” concluded Mr. McCrosson. “These opportunities, combined with our strong and diversified backlog, lead us to believe that we are well positioned for continued success in 2016.”

Backlog

Total backlog as of December 31, 2015 was $387,316,000 compared with $403,648,000 as of December 31, 2014. Government contracts account for $276.9 million, or 71% of 2015 total backlog, up 8% from $254.8 million at end of 2014. Subsequent to the close of 2015, the company announced a three-year, $25.0 million to $30.0 million contract with Northrop Grumman to supply wing components for Japanese E-2D Advanced Hawkeye aircraft that will contribute further to our defense backlog. Funded backlog was $101.1 million, as compared to funded backlog at December 31, 2014 of $120.6 million. The value of the unfunded backlog (long-term contracts that have not been converted to funded orders) at December 31, 2015 was $286.2 million, with $181.8 million of this related to defense.

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March 28, 2016

Fiscal 2016 Guidance

Adjusting for the previously mentioned revenue recognized in the fourth quarter 2015, the company’s fiscal 2016 full year ending December 31, 2016 is expected to be as follows:

●	Revenue to be in the range of $97.5 million to $103.5 million

●

Pre-tax income to be in the range of $9.8 million to $10.5 million as compared to $8.0 million in fiscal 2015. Given uncertainty in its effective tax rate, the company believes pre-tax income to be a better indicator of the performance of its business.

Amended and Restated Credit Facility
CPI Aero today announced that it had entered into a $40.0 million secured credit facility, replacing a previous secured $35.0 credit facility, which was scheduled to mature on December 5, 2016. The amended and restated credit facility consists of a $10.0 million term loan and a $30.0 million revolving credit facility, secured by a lien on substantially all assets of the company, and may be used for working capital needs, capital expenditures and general business purposes. The facility has a three-year term and matures in March 2019.

2015 Form 10-K
The company announced that it has filed its 2015 annual report on Form 10-K with the Securities and Exchange Commission today, March 28, 2016.

Conference Call
Management will host a conference call on Monday, March 28, 2016, at 11:00 a.m. ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 877-407-8029 or 201-689-8029. Please call in 10 minutes before the conference call is scheduled to begin and ask for the CPI Aero call. The conference call will also be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the live call, please go to www.cpiaero.com, click on the Investor Relations section, then to the Event Calendar. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. Among the key national security programs that CPI Aero supplies are the E-2D Advanced Hawkeye surveillance aircraft, the UH-60 BLACK HAWK® helicopter, the MH-53/CH-53 variant helicopters, the F-16 fighter aircraft, the MH-60S mine countermeasure helicopter, the AH-1Z ZULU attack helicopter, the DB-110 reconnaissance pod and the ALMDS mine detecting pod. In the commercial aviation market CPI Aero manufactures products for the Gulfstream G650 ultra-large cabin business jet, the HondaJet advanced light jet, the Embraer Phenom 300 business jet, the new Cessna Citation X+, and the S-92® helicopter. CPI Aero is included in the Russell Microcap® Index.

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March 28, 2016

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero's Form 10-K for the year ended December 31, 2015.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact: Vincent Palazzolo Chief Financial Officer CPI Aero (631) 586-5200 www.cpiaero.com	Investor Relations Counsel: LHA Jody Burfening/Sanjay M. Hurry (212) 838-3777 cpiaero@lhai.com www.lhai.com

– Tables to Follow –

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March 28, 2016

CPI AEROSTRUCTURES, INC.

STATEMENTS OF OPERATIONS

	(Unaudited)
Years ended December 31,	2015	2014

Revenue	$100,202,557	$39,687,010

Cost of sales	83,600,854	69,411,709

Gross profit (loss)	16,601,703	(29,724,699)

Selling, general and administrative expenses	7,636,148	7,308,220
Income (loss) from operations	8,965,555	(37,032,919)

Other income (expense):
Interest/other income (expense)	(40,433)	145,072
Interest expense	(918,129)	(794,428)
Total other expense, net	(958,562)	(649,356)
Income (loss) before provision for (benefit from) income taxes	8,006,993	(37,682,275)

Provision for (benefit from) income taxes	2,991,000	(12,473,000)

Net income (loss)	5,015,993	(25,209,275)

Income (loss) per common share-diluted	$0.58	$(2.98)

Shares used in computing earnings per common share:
Basic	8,552,817	8,465,937
Diluted	8,579,986	8,465,937

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March 28, 2016

CPI AEROSTRUCTURES, INC.

BALANCE SHEETS

	December 31,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current Assets:
Cash	$1,002,023	$1,504,907
Accounts receivable, net	7,665,837	6,466,814
Costs and estimated earnings in excess of billings on uncompleted
Contracts	102,622,387	79,054,139
Refundable income taxes	---	8,138,322
Prepaid expenses and other current assets	1,065,473	828,275
Total current assets	112,355,720	95,992,457

Property and equipment, net	2,358,736	2,755,186
Deferred income taxes	1,890,000	4,549,000
Other assets	108,080	108,080
Total Assets	$116,712,536	$103,404,723

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$18,379,469	$8,928,456
Accrued expenses	1,057,682	1,061,747
Billings in excess of costs and estimated earnings on uncompleted contracts	175,438	193,650
Current portion of long-term debt	1,011,491	971,713
Contract loss	549,723	396,182
Line of credit	23,700,000	25,150,000
Income taxes payable	189,000	6,067
Total current liabilities	45,062,803	36,707,815

Long-term debt, net of current portion	483,961	1,289,843
Other liabilities	633,663	593,909
Total Liabilities	46,374,427	38,591,567

Commitments

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares, 8,583,511 and 8,500,555 shares, respectively, issued and outstanding	8,584	8,501

Additional paid-in capital	52,137,384	51,440,770
Retained earnings	18,389,594	13,373,601
Accumulated other comprehensive loss	(3,453)	(9,716)

Total Shareholders’ Equity	70,532,109	64,813,156
Total Liabilities and Shareholders’ Equity	$116,712,536	$103,404,723

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